                                                                     EXHIBIT 2.1


              ALLIED IRISH BANKS (HOLDINGS & INVESTMENTS) LIMITED

                                      AND

                             DPL ACQUISITION CORP.





                          ---------------------------
                           SHARE PURCHASE AGREEMENT
                          ---------------------------




                                  Arthur Cox,
                                  Solicitors,
                           41/45 St Stephen's Green,
                                   Dublin 2.

                           MKS007/MS/cc    17.10.96


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                                   CONTENTS

CLAUSE                                                                  PAGE

1.  Definitions and Interpretation.........................................1

2.  Sale and Purchase of Shares............................................2

3.  Representations, Warranties and Acknowledgements.......................2

4.  Conditions Precedent...................................................3

5.  Completion.............................................................4

6.  Indemnity..............................................................5

7.  General Provisions.....................................................5

8.  Governing Law and Jurisdiction.........................................5


SCHEDULE - The Shares......................................................6

Signing Page...............................................................7

THIS AGREEMENT is made the 17th day of October 1996 BETWEEN:

ALLIED IRISH BANKS (HOLDINGS & INVESTMENTS LIMITED having its registered office at Bankcentre, Ballsbridge, Dublin 4 (hereinafter called the "Vendor");
AND

DPL ACQUISITION CORP. having its registered office at C/O Reunion Industries, Inc., 1 Stamford Landing, 62 Southfield Avenue, Stamford, Connecticut 06902, U.S.A. (hereinafter called the "Purchaser")


WHEREAS:-

A. The Vendor is the beneficial owner of all of the Shares and is the registered owner of 3,639 of the Shares, the remaining 3 Shares (the "Nominee Shares") being registered in the names of C.F. Alex Cooper, William Morgan and Barry W. Pitcher respectively, as nominees on behalf of the Vendor.

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase all the Shares on the subject to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.      DEFINITIONS AND INTERPRETATION

        1.1     DEFINITIONS.

                In this Agreement the following expressions shall unless the context otherwise requires have the following meaning:-

                (a)     "Board", the board of directors of the Company.

                (b) "Company" means Data Packaging Limited, a company registered in Bermuda, whose registered office is at Clarendon House, Church Street, Hamilton HM CX, Bermuda.

                (c) "Completion", completion of the purchase and sale of the Shares provided for in this Agreement in accordance with the provisions of Clause 5 hereof.

                (d) "Shares" means all of the class A common shares in the Company, details of which are set out in the Schedule.

        1.2     CAPTIONS.

                The captions to the clauses of this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.
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                                       2

2.      SALE AND PURCHASE OF SHARES

        2.1     SALE AND PURCHASE.

                On and subject to the terms of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Shares with effect from the date of Completion free from all liens, charges, equities, claims, options, restrictions or encumbrances and with the benefit of all rights and advantages now or hereafter belonging or accruing to the Shares.

        2.2     CONSIDERATION.

                The consideration for the sale and purchase of the Shares shall be the sum of US$700,000 and shall be payable in cash on the date of Completion to the account of the Vendor at AIB Capital Markets, Account No. 16573295, Sort Code 93-00-67. The Vendor shall, upon receipt of the consideration, issue a receipt in respect of same to the Purchaser.


3.      REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

        3.1     REPRESENTATIONS AND WARRANTIES.

                The Vendor represents and warrants to the Purchaser that:-

                (a) it is the beneficial owner of the Shares and is the registered owner of 3,639 of the Shares;

                (b) the Nominee Shares are registered in the names of CF Alex Cooper, William Morgan and Barry W. Pitcher respectively and are held by them as nominees on behalf of the Vendor;

                (c) it has good marketable title to the Shares free from mortgages, liens, charges, equities, restrictions, claims, options or encumbrances of any kind or nature whatsoever;

                (d) it has full corporate power and authority to sell the Shares to the Purchaser pursuant to this Agreement and its execution and performance of this Agreement and the sale of the Shares have been authorised by all necessary corporate and other necessary acts;

                (e)     other than the Shares, it does not:

                        (i) own, either directly or beneficially, any shares of any kind or class whatsoever in the Company; and
























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                                       3

                        (ii) have the right to acquire any such shares pursuant to any option, conversion right, subscription right, exchange right, pre-emptive right, agreement or otherwise;

                (f) it has obtained all necessary waivers of restrictions on transfer and all rights of first refusal in respect of the Shares which may exist in favour of any other person by virtue of the bye-laws of the Company or the shareholders' agreement dated 24th April 1987 (as amended) (the "Shareholders' Agreement") or otherwise in respect of the sale and purchase of Shares contemplated by this Agreement;

                (g) upon Completion, it will no longer have any rights under the bye-laws of the Company or the Shareholders' Agreement.

        3.2     OPTION AGREEMENT

                The Vendor hereby acknowledges and confirms to the Purchaser that the rights granted to the Vendor pursuant to a certain Option Agreement made between AIB Capital Markets plc, DPL Holdings, Inc, Data Packaging International Inc and the Company dated 28 June 1991 have been fully exercised and the Option Agreement is of no further force or effect and that the shares issued to the Vendor pursuant to such Option Agreement are included in the Shares being sold pursuant to this Agreement.

4.      CONDITIONS PRECEDENT

        Completion is conditional upon:

        4.1 approval being given by the Board by way of a resolution to approve the transactions contemplated in this Agreement;

        4.2 delivery by the Vendor of a certified copy of a resolution of its board of directors approving the terms and the entering into of this Agreement and the transactions contemplated hereunder;

        4.3 approval being given by the Bermudan Monetary Authority to the transactions contemplated in this Agreement;

        4.4 delivery by the Vendor to the Purchaser of an original form CG50 issued by the Revenue Commissioners confirming that the Purchaser is not obliged to make any deduction or withholding on account of taxes in respect of the consideration being paid by the Purchaser for the Shares;

        4.5 approval being given by AIB Capital Markets plc, ICC Bank plc and Stanwich Oil and Gas Inc., as lenders to the Company, to the transactions contemplated in this Agreement;

        4.6 approval being given by Forbairt to the transactions contemplated in this

                Agreement;

        4.7 confirmation from Forbairt addressed to the Purchaser that upon Forbairt receiving notice from the Purchaser that the sale and purchase of the Shares has become unconditional that it shall release the guarantee dated 13 April, 1989 issued in its favour by Allied Irish Investment Bank plc.

5.      COMPLETION

        5.1     COMPLETION.

                Subject to the satisfaction (or the waiver by the Purchaser) of the conditions contained in clause 4, completion shall take place at the offices of Arthur Cox on 17th October 1996.

        5.2     DELIVERY.

                (a) The Vendor shall procure that on Completion stock transfer forms in respect of the Shares (with the exception of the nominee share held in the name of Mr. C.F.A. Cooper) in favour of the Purchaser duly executed by the registered holders of such Shares together with the relevant share certificates are delivered to the Purchaser.

                (b) On Completion, the Vendor shall procure the delivery to the Purchaser of written resignations of William Morgan and Barry W. Pitcher as directors of the Company together with confirmation that they are retiring without any claim for compensation for loss of office or other claim against the Company.

                (c) The Company Secretary shall procure the delivery to the Purchaser of a letter addressed to Mr. C.F.A. Cooper instructing him to hold his nominee share in the Company as the Purchaser may direct.

        5.3     BOARD MEETING.

                The Vendor shall procure that a meeting of the Board is held at which:-

                (a) such persons as the Purchaser may nominate are duly appointed as directors of the Company;

                (b) the said transfers of the Shares are approved for registration.

        5.4     PAYMENT AND RELEASE OF GUARANTEE.

                (a) On Completion, following compliance by the Vendor with the foregoing provisions the Purchaser shall make payment of the consideration payable for the Shares on Completion in accordance with clause 2.2 hereof.






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                                       5

                (b) On completion the Purchaser shall procure the prompt release of the guarantee given by Allied Irish Investment Bank plc referred to in clause 4.7.

6.      INDEMNITY

        The Vendor shall indemnify the Purchaser (within 7 days of demand being made upon it) from and against any loss, cost, charge, expense or liability of any kind incurred by the Purchaser which arises directly or indirectly as a result of a failure on the part of the Vendor to have transferred all legal and beneficial interests in the Shares to the Purchaser, free from any liens, charges, equities, claims, options or other restrictions or encumbrances and with the benefit of all rights and advantages now or hereafter belonging or accruing to the Shares. The Vendor shall pay interest to the Purchaser at a rate which is [four] per cent over the base rate of Bank of Ireland on all sums demanded under this clause from the date of demand, or if earlier, the date on which the relevant loss, cost, charge, expense or liability arose in respect of which such demand has been made in each case until, but excluding, the date of actual payment (after as well as before judgment).

7.      GENERAL PROVISIONS

        7.1     FURTHER ASSURANCE.

                The Vendor shall do, execute and perform all such further deeds, documents, assurances, acts and things as the Purchaser at or after Completion may reasonably require to give effect to the terms of this Agreement.

        7.2.    NOTICES.

                Any notice or other communication given by the Vendor or the Purchaser in respect of or pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by fax or by pre-paid post to the address or number set out herein for the party to whom such notice is addressed or to such other address or number as such party shall have notified to the other for the purposes hereof and any such notice shall be deemed to have been served if delivered by hand at the time of delivery and if sent by pre-paid post at the expiration of 48 hours after the same shall have been posted and if sent by telefax at the time of receipt by the Sender of a confirmatory fax transmission report.

        7.3     COUNTERPARTS

                This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered to any party shall be an original, but all the counterparts together constitute one and the same instrument.


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                                       6

8.      GOVERNING LAW AND JURISDICTION

        This Agreement shall be governed by the laws of Ireland and the parties hereto submit to the non-exclusive jurisdiction of the courts of Ireland.

IN WITNESS whereof these presents have been entered into the day and year first herein written.

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                                       7

                                   SCHEDULE

                                  THE SHARES


NAME                         NUMBER OF CLASS A               ADDRESS FOR SERVICE
                             COMMON SHARES HELD
--------------------------------------------------------------------------------

1.  Allied Irish Banks             3,639                     Bankcentre
    (Holding and                                             Ballsbridge
    Investments)                                             Dublin 4
    Limited                                                  Ireland

                                                             Attention: Mr. Don
                                                             Coveney / Mr. Billy
                                                             Morgan
                                                             Fax No: 829 0269
--------------------------------------------------------------------------------

2.  CF Alex Cooper                    1                      N/A
--------------------------------------------------------------------------------

3.  William Morgan                    1                      N/A
--------------------------------------------------------------------------------

4.  Barry W. Pitcher                  1                      N/A
--------------------------------------------------------------------------------

SIGNED by
duly authorised on behalf of
ALLIED IRISH BANKS (HOLDING & INVESTMENTS)
LIMITED                                         /s/ Daniel J. Coveney
in the presence of:-                            ---------------------------
                                                Authorised Signatory



                /s/ Rachel McKeeven
Witness:        -------------------------------


Address:        Bankcentre,
                -------------------------------
                Ballsbridge,
                -------------------------------

Description:    Bank Official
                -------------------------------


SIGNED BY
duly authorised on behalf of
DPL ACQUISITION CORP.                           /s/ Richard L. Evans
in the presence of:-                            ---------------------------
                                                Authorised Signatory

                /s/ Mark Koch
Witness:        -------------------------------
                c/o
Address:        Reunion Industries, Inc.
                -------------------------------
                62 Southfield Ave.
                -------------------------------
                Stamford, CT 06902
                -------------------------------

Description:    Assistant Secretary
                -------------------------------